Exhibit 99.1

News from Conduent For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent Announces Agreement to Sell its Constituent Government Software Solutions Business

FLORHAM PARK, N.J., Aug. 6, 2018 – Conduent Incorporated (NYSE: CNDT) today announced it has entered into an agreement to sell its Local and Municipal Constituent Government Software Solutions (CGSS) business to Avenu Insights & Analytics (“Avenu”). This divestiture, which generated approximately $113 million in revenue in 2017, is part of Conduent’s plan to divest $1 billion in revenue associated with non-core assets.

The sale, which primarily includes software solutions for Conduent’s local and municipal government clients, includes:

•	Government Records Management (land/vital records)

•	Software solutions for managing criminal courthouse and juror administrative functions

•	Property tax collection, and property assessment software solutions

•	Unclaimed property collections management

•	Pension administration software applications

•	Stand-alone infrastructure IT managed services

“We are streamlining our portfolio to focus on businesses that are core to the future of Conduent,” said Dave Amoriell, president, Conduent. “The sale of our CGSS business will allow us to focus on – and advance – our technology platforms that will best serve our large enterprise public sector customers and scalable business relationships.”

The transaction, which is subject to certain regulatory approval and customary closing conditions, is expected to close during the third quarter of 2018. Until then, this business will continue to be part of Conduent Public Sector.

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About Conduent

Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning – Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

About Avenu Insights & Analytics

Avenu Insights & Analytics, a portfolio company of Mill Point Capital, provides local governments with ways to achieve more predictable revenue that supports growth, fuels modernization and ensures compliance with mandated but underfunded programs. Avenu’s revenue enhancement and administrative solutions find and recover taxes, and license and permit fees that cities and counties struggle to collect. The insights and improved fiscal posture enables governments to deliver expected services and sustain a high quality of life for residents. For more information, visit www.avenuinsights.com

Media Contacts:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.

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